As Filed with the Securities and Exchange Commission on September 24, 2007

Registration No. 333-139117

 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EPAZZ, INC.
(Name of Small Business Issuer in its Charter)

Illinois (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	36-4313571 (I.R.S. Employer Identification Number)

445 East Ohio, Suite 250
Chicago, IL 60611
(312) 955-8161
(Address and Telephone Number of Principal Executive Offices)

Shaun Passley
Chief Executive Officer
EPAZZ, Inc.
445 East Ohio, Suite 250
Chicago, IL 60611
(312) 955-8161

(Name, address, including zip code, and telephone number of Agent for Service)

                                Copies to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Class A Common Stock, par value $0.01	9,482,440	$0.25	$2,370,610.00	$72.78

(1)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to our shareholders in a private placement. The price of $0.25 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to Completion, Dated September 24, 2007

9,482,440 SHARES

EPAZZ, INC.

CLASS A COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 9,482,440 shares of our common stock can be sold by selling security holders at a fixed price of $.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sales by the selling stockholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is: September __, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
SUMMARY FINANCIAL INFORMATION	7
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	23
USE OF PROCEEDS	24
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	24
DIVIDEND POLICY	24
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	24
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	25
DESCRIPTION OF BUSINESS	28
MANAGEMENT	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
EXECUTIVE COMPENSATION	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
SELLING STOCKHOLDERS	37
SHARES ELIGIBLE FOR FUTURE SALE	42
PLAN OF DISTRIBUTION	43
DESCRIPTION OF SECURITIES	44
WHERE YOU CAN FIND MORE INFORMATION	46
LEGAL MATTERS	46
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	46
INDEX TO FINANCIAL STATEMENTS	48
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	60
SIGNATURES	65

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus. Throughout this prospectus, unless the context otherwise requires, the terms "Company," “EPAZZ,” "we," "us" and “our” refer to the registrant, EPAZZ, Inc.

Our Company

EPAZZ, Inc. was incorporated in the state of Illinois on March 23, 2000. Our original goal was to create a better way to organize information and resources for college students. Initially, we believed that if the information and resources provided by colleges and universities were better organized and personalized toward each individual student, the student would gain a personal experience with the college that could lead to a lifetime relationship. While this concept is commonly used in the corporate world as companies use such systems to strengthen their relationships with clients, employees, vendors and partners, we believed this type of system could also be useful to educational institutions.

EPAZZ, Inc. developed and tested its web portal infrastructure operating system product called BoxesOS v3.0. BoxesOS provides a web portal infrastructure operating system designed to increase the satisfaction of key stakeholders (students, faculty, alumni, employees, and clients), by enhancing the users organizational experience through the use of enterprise web-based applications to organize their relationships and improve the lines of communication. BoxesOS decreases an organization’s operating expenses by providing development tools to create advanced web applications, which can be created by non-technical staff members. BoxesOS creates new sources of revenue for the Alumni Associations of colleges and universities as well as for non-profit organizations through the utilization of BoxesOS web platform. BoxesOS allows users to conduct e-commerce and provides e-commerce tools allowing an enterprise’s members or customers to easily create "my accounts" accounts. In addition to colleges and universities and non-profit organizations, BoxesOS can be utilized by small businesses. BoxesOS further reduces administrative costs, by combining several technology applications into one package, providing an alternative solution to ERP modules. This consolidation provides an instant return on investment by reducing the need for 3rd party applications license fees.

An investment in our Class A common stock involves a high degree of risk. These risks are discussed in the "Risk Factors" section of this prospectus. Each risk should be carefully considered before participating in this offering. Particular attention should be made to the fact that we have a history of net operating losses, we have an accumulated deficit, our independent accountants have questioned our ability to continue as a "going concern" and we will need to finance any future growth. In addition, we face competition from companies with greater financial resources and brand recognition and our product, BoxesOS v3.0, has very limited product market, product sales, brand recognition, manufacturing or brand equity.

Our Class A and Class B common stock are not publicly traded.

Effective May 1, 2005, we affected a 20:1 forward stock split of our issued and outstanding common stock.  All share amounts listed throughout this prospectus retroactively take into account the forward split.

HOW TO CONTACT US

Our principal executive offices are located at 445 East Ohio, Suite 250, Chicago, IL 60611. Our telephone number is (312) 955-8161.
We also maintain a website at http://www.epazz.net, which includes information that we do not wish to incorporate by reference into this prospectus.

The Offering

Class A common stock offered	9,482,440 shares

Use of proceeds	We will not receive any proceeds from the sale by the selling stockholders of our common stock.

Symbol for our common stock
Our common stock is not currently traded. No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data as of December 31, 2006 and each of the two years then ended are derived from our audited financial statements. The statement of operations and balance sheet data as of June 30, 2007 and the six months then ended have been derived from our unaudited financial statements.

	Six Months Ended June 30, 2007	Year ended December 31, 2006	Year ended December 31, 2005
STATEMENT OF OPERATIONS

Revenues	$-	$11,416	$3,152
Total Operating Expenses	$47,144	$623,848	$662,118
Net Income (Loss)	$(51,923)	$(618,989)	$(726,241)

	As of June 30, 2007	As of December 31, 2006

BALANCE SHEET DATA

Cash	$32,100	$5,381
Total Assets	$33,986	$6,438
Total Liabilities	$145,610	$66,139
Stockholders’ Equity (Deficit)	$(111,624)	$(59,701)

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to make an equity investment in our company. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by our company described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history on which to evaluate our business which makes it difficult to predict future operating results.

Our business prospects are difficult to predict because of our limited operating history, unproven business strategy and unproven product. Since our inception in March 2000, it has been our business plan to design, develop and distribute our sole product - BoxesOS. BoxesOS is enterprise software for higher education institutions and enterprises. BoxesOS has yet to be introduced to the mainstream market and there is no guarantee that our product will be able to generate any significant revenues. To the extent that we are able to implement our business plan, our business will be subject to all of the problems that typically affect a business with a limited operating history, such as unanticipated expenses, capital shortfalls, delays in design and manufacturing and possible cost overruns.

We have a history of losses and we anticipate that our expenses will dramatically increase as we execute our business plan. Thus, we will likely experience continued losses in the near future and may not ever achieve or maintain profitability.

EPAZZ has yet to initiate significant sales or demonstrate that it can generate sufficient sales to become profitable. EPAZZ incurred significant net losses since its inception in March 2000, including a net loss of $618,989 and $726,241 for the years ended December 31, 2006 and 2005, respectively and a net loss of $51,923 for the six months ended June 30, 2007. As of December 31, 2006, EPAZZ had an accumulated deficit of $1,520,545 and as of June 30, 2007, EPAZZ had an accumulated deficit of $1,572,467. We expect to continue to incur operating losses in the future. Furthermore, we expect operating expenses to increase as we seek to update our product, build relationships with customers, build a distribution channel for our products, continue design and development projects, and increase administrative activities to support our planned growth. We expect to need approximately $70,000 to sustain our operations for the next 12 months. This amount includes approximately $40,000 which we will require in connection with us being a fully reporting company, assuming the registration statement which this prospectus is a part is declared effective with the SEC. We anticipate only being able to continue our operations for the next six months if no additional funding is raised.  The extent of our future operating losses and the timing of our profitability are highly uncertain, we may never generate sufficient revenues to achieve or sustain profitability.

We will need to raise additional funds in the future to continue our operations and these funds may not be available on acceptable terms or at all. Failure to raise additional funds could require us to substantially reduce or terminate our operations.

We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support our business operations; however we currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue and expand our business. We intend to overcome the circumstances that impact our ability to remain a going concern through a combination of the commencement of additional revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. Our ability to obtain additional funding in year 2007 and thereafter will determine our ability to continue as a going concern. There can be no assurances that these plans for additional financing will be successful. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, results of operations and stock price and require us to implement cost reduction initiatives and curtail operations. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that we relinquish valuable rights.

Our independent registered public accountants indicate that we have conditions that raise substantial doubts that we can continue as a going concern, which may negatively affect our ability to raise additional funds and otherwise operate our business. If we fail to raise sufficient capital, we will not be able to implement our business plan, we may have to liquidate our business, and you may lose your investment.

GBH CPAs, PC, our independent registered public accountants, has added an explanatory paragraph to their audit opinion issued in connection with the financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 indicating that it has substantial doubt about our ability to continue as a going concern given our recurring losses from operations and deficiencies in working capital and equity. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to implement our business plan, we may have to liquidate our business and you may lose your investment. You should consider our independent registered public accountants’ comments when determining if an investment in us is suitable.

Our business is based on a single unproven product, and we may not be able to generate significant revenue if our product fails.

We have one product line. Our business and ability to generate revenue will depend on our ability to successfully develop and commercialize our only product type — our BoxesOS software — which currently has a very limited market. We may experience unforeseen difficulties during our development of a market for our product, which may require us to expend a significant amount of resources. Any problems with the product could affect the commercial viability of the product.

Further, even if we are able to release our product into the broad market, there can be no assurance that it will be well-received by the market or that it will generate any substantial revenue. Accordingly, our failure to generate revenue from our sole product type will have a significant negative impact on our business and results of operation, and shareholders in our company may lose all or part of their investment.

Our success depends in part upon our ability to develop new products and enhance our existing products. Failure to successfully introduce new or enhanced products to the market may adversely affect our business.

We may not be successful in achieving market acceptance of our recently released products, any other new products that we develop or any enhanced versions of our existing products that we introduce. Any failure or delay in diversifying our existing product offerings could harm our business, results of operations and financial condition.

Our future success depends in part on our ability to develop enhancements to our existing products and to introduce new products that keep pace with rapid technological developments. We must continue to modify and enhance our products to keep pace with changes in technologies. We may not be successful in developing these modifications and enhancements or in bringing them to market in a timely manner. In addition, uncertainties about the timing and nature of new technologies and platforms or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our products to operate effectively with future network platforms and technologies could reduce the demand for our products, result in customer dissatisfaction and harm our business.  Additionally, accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results.

Our operating results are difficult to predict and fluctuate substantially from quarter to quarter and year to year, which may increase the difficulty of financial planning and forecasting and may result in declines in our stock price.

Our future operating results may vary from our past operating results, are difficult to predict and may vary from year to year due to a number of factors. Many of these factors are beyond our control. These factors include:

•	the potential delay in recognizing revenue from transactions due to revenue recognition rules which we must follow;

•	customer decisions to delay implementation of our products;

•	any seasonality of technology purchases;

•	demand for our products, which may fluctuate significantly;

•	the timing of new product introductions and product enhancements by both EPAZZ and our competitors;

•	changes in our pricing policy; and

•	the publication of opinions concerning us, our products or technology by industry analysts.

As a result of these and other factors, our operating results for any fiscal year will be subject to significant variation, and we believe that period-to-period comparisons of our results of operations are not necessarily meaningful in terms of their relation to future performance. You should not rely upon these comparisons as indications of future performance. It is likely that our future quarterly and annual operating results from time to time will not meet the expectations of public market analysts or investors, which could cause a drop in the price of our common stock.

Defects or errors in our software could adversely affect our reputation, result in significant costs to us and impair our ability to sell our software.

If our software is determined to contain defects or errors, our reputation could be materially adversely affected, which could result in significant costs to us and impair our ability to sell our software in the future. The costs we would incur to correct product defects or errors may be substantial and would materially adversely affect our operating results. After the release of our software, defects or errors may be identified from time to time by our internal team and by our clients. Such defects or errors may occur in the future.

Any defects in our applications, or defects that cause other applications to malfunction or fail, could result in:

•	lost or delayed market acceptance and sales of our software;

•	loss of clients;

•	product liability suits against us;

•	diversion of development resources;

•	injury to our reputation; and

•	increased maintenance and warranty costs.

Our market is subject to rapid technological change and if we fail to continually enhance our products and services in a timely manner, our revenue and business would be harmed.

We must continue to enhance and improve the performance, functionality and reliability of our products and services in a timely manner. The software industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies, and the emergence of new industry standards and practices that could render the our products and services obsolete. Our failure to continually enhance our products and services in a timely manner would adversely impact our business and prospects. Our success will depend, in part, on our ability to internally develop and license leading technologies to enhance our existing products and services, to develop new products and services that address the increasingly sophisticated and varied needs of our customers, and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. Our product development efforts with respect to our BoxesOS product is expected to continue to require substantial investments by EPAZZ, and we may not have sufficient resources to make the necessary investments. If we are unable to adapt our products and services to changing market conditions, customer requirements or emerging industry standards, we may not be able to maintain or increase our revenue and expand our business.

Our management has no senior management experience in the software industry which may hinder our ability to manage our operations.

Our company is a new software company and our management team has limited experience managing in our industry and our management and employees have limited experience developing and selling software. The lack of experience in software design and sales may make it difficult to compete against companies that have more senior management and design experience. We expect to add additional key personnel in the future. Our failure to attract and fully integrate our new employees into our operations or successfully manage such employees could have a material adverse effect on our business, financial condition and results of operations.

Our lack of product diversification means that any decline in price or demand for our products and services would seriously harm our business.

Our BoxesOS product and related services have accounted for substantially all of our revenue and this situation is expected to continue for the foreseeable future. Consequently, a decline in the price of, or demand for BoxesOS or related services, or its failure to achieve broad market acceptance, would seriously harm our business.

Significant unauthorized use of our products would result in material loss of potential revenues and our pursuit of protection for our intellectual property rights could result in substantial costs to us.

EPAZZ’s software is licensed to customers under license agreements containing provisions prohibiting the unauthorized use, copying and transfer of the licensed program. Policing unauthorized use of our products is difficult and, while we are unable to determine the extent to which piracy of our software products exists, any significant piracy of our products could materially and adversely affect our business, results of operations and financial condition. In addition, the laws of some foreign countries do not protect the proprietary rights to as great an extent as do the laws of the United States and our means of protecting our proprietary rights may not be adequate.

We may face product liability claims from our customers which could lead to additional costs and losses to the Company.

Our license agreements with our customers usually contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the license agreements may not be effective under the laws of some jurisdictions. A successful product liability claim brought against EPAZZ could result in payment by EPAZZ of substantial damages, which would harm its business, operating results and financial condition and cause the price of its common stock to fall.

We may not be able to respond to technological changes with new software applications, which could materially adversely affect our sales and profitability.

The markets for our software applications are characterized by rapid technological changes, changing customer needs, frequent introduction of new software applications and evolving industry standards. The introduction of software applications that embody new technologies or the emergence of new industry standards could make our software applications obsolete or otherwise unmarketable. As a result, we may not be able to accurately predict the lifecycle of our software applications, which may become obsolete before we receive any revenue or the amount of revenue that we anticipate receiving from them. If any of the foregoing events were to occur, our ability to retain or increase market share could be materially adversely affected.

To be successful, we need to anticipate, develop and introduce new software applications on a timely and cost-effective basis that keep pace with technological developments and emerging industry standards and that address the increasingly sophisticated needs of our customers and their budgets. We may fail to develop or sell software applications that respond to technological changes or evolving industry standards, experience difficulties that could delay or prevent the successful development, introduction or sale of these applications or fail to develop applications that adequately meet the requirements of the marketplace or achieve market acceptance. Our failure to develop and market such applications and services on a timely basis, or at all, could materially adversely affect our sales and profitability.

Our failure to offer high quality customer support services could harm our reputation and could materially adversely affect our sales of software applications and results of operations.

Our customers depend on us to resolve implementation, technical or other issues relating to our software. A high level of service is critical for the successful marketing and sale of our software. If we do not succeed in helping our customers quickly resolve post-deployment issues, our reputation could be harmed and our ability to make new sales or increase sales to existing customers could be damaged.

We expect to rely on off-shore independent contract service providers and, as a result, will be exposed to potential service problems from those providers.

Certain company functions, such as software development, will be provided through off-shore contract providers. Any material disruption or slowdown in service resulting from telephone or Internet failures, power or service outages, natural disasters, labor disputes, or other events could make it difficult or impossible to provide adequate off-shore services. Furthermore, we may be unable to attract and retain an adequate number of competent software developers, which is essential in creating a favorable customer experience. In addition, because our outsourced software development is located in India, we may experience difficulties in training or monitoring the level of support provided. If we are unable to continually provide adequate and trained staffing for our software development operations, our reputation could be seriously harmed and our sales could decline. Further, we cannot assure you that our needs will not exceed our capacities. If this occurs, we could experience delays in developing software and addressing customer concerns. Because our success depends in large part on keeping our customers satisfied, any failure to provide satisfactory levels of software development would likely impair our reputation and we could lose customers.

Our business could be harmed if our independent third party contractors violate labor or other laws.

Once we are able to retain them, our independent contract third party contractors may not operate in compliance with applicable United States and foreign laws and regulations, including labor practices. If one of any of our possible future independent contractors violates labor or other laws or diverges from those labor practices generally accepted as ethical in the United States, it could result in adverse publicity for us, damage our reputation in the United States or render our conduct of business in a particular foreign country undesirable or impractical, any of which could harm our business.

Our future success depends on our ability to respond to changing customer demands, identify and interpret trends and successfully market new products.

The software industry is subject to rapidly changing customer demands, particularly in the “enterprise” market that we intend to market our product. Accordingly, we must identify and interpret trends and respond in a timely manner. Demand for and market acceptance of new products are uncertain and achieving market acceptance for new products generally requires substantial product development and marketing efforts and expenditures. If we do not meet changing customer demands or are unable to develop products that appeal to current customer demands, our results of operations will be negatively impacted. In addition, we will have to make decisions about product development and marketing expenditures in advance of the time when customer acceptance can be determined. If we fail to anticipate, identify or react appropriately to changes and trends or are not successful in marketing our products, we could experience excess inventories, higher than normal markdowns or an inability to sell our products once and if the products are available.

Our business and the success of our products could be harmed if we are unable to establish and maintain a brand image.

We believe that establishing the EPAZZ brand is critical to achieving acceptance of our software products and to establishing key strategic relationships. As a new company with a new brand, we believe that we have little to no brand recognition with the public. We may experience difficulty in establishing a brand name that is well-known and regarded, and any brand image that we may be able to create may be quickly impaired. The importance of brand recognition will increase when and if our competitors create products that are similar to our products. Even if we are able to establish a brand image and react appropriately to changes in customer preferences, customers may consider our brand image to be less prestigious or trustworthy than those of our larger competitors. Our results of operations may be affected in the future should our products even be successfully launched.

We may fail in introducing and promoting our products to the software market, which will have an adverse effect on our ability to generate revenues.

Demand for and market acceptance of new products such as BoxesOS is inherently uncertain. We expect that our revenue, if and when generated, will come from the sale of our products, and our ability to sell our products will depend on various factors, including the eventual strength, if any, of our brand name, competitive conditions and our access to necessary capital. If we fail to introduce and promote our products, we may not be able to generate any significant revenues. In addition, as part of our growth strategy, we intend to expand our product offerings to introduce products in multiple categories. This strategy may however prove unsuccessful and our association with failed products could impair our brand image. Introducing and achieving market acceptance for these products will require, among other things:

•	the establishment of our brand;

•	the development and performance to our planned product introductions;

•	the establishment of key relationships with customers for our software products; and

•	substantial marketing and product development efforts and expenditures to create and sustain customer demand.

We are likely to depend upon a relatively small group of customers for a large portion of our sales making us vulnerable to significant decreases in revenue.

Our customers are not likely to have a contractual obligation to purchase our products once they are available and we cannot be certain that we will be able to retain major customers. We are likely to rely at all stages of our business on certain significant customers. If we lose a major customer in the future, experience a significant decrease in sales to a major customer or are unable to collect the accounts receivable of a major customer, our business could be harmed.

We will face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our business could be harmed.

We will face intense competition in the software industry from other established companies. We have a very limited market for our product, product sales, brand recognition, manufacturing or brand equity. Almost all of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas will enable them to better withstand periodic downturns in the software industry, compete more effectively on the basis of price and production and more quickly develop new products. In addition, new companies may enter the markets in which we expect to compete, further increasing competition in the software industry.

We believe that our ability to compete successfully will depend on a number of factors, including the functionality of our products once marketed and the strength of our brand, once established, as well as many factors beyond our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products.

We depend on key personnel to manage our business effectively in a rapidly changing market, and if we are unable to retain existing personnel, our business could be harmed.

Our future success depends upon the continued services of key employees especially Shaun Passley, our President and Chief Executive Officer. The loss of the services of Mr. Passley or any other key employee could harm us. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting and retaining such personnel.

The disruption, expense and potential liability associated with unanticipated future litigation against us could have a material adverse effect on our business, results of operations and financial condition.

We may be subject to various legal proceedings and threatened legal proceedings from time to time as part of our ordinary business. We are not currently a party to any legal proceedings. However, any unanticipated litigation in the future, regardless of merits, could significantly divert management’s attention from our operations and result in substantial legal fees to us. Further, there can be no assurance that any actions that have been or will be brought against us will be resolved in our favor or, if significant monetary judgments are rendered against us, that we will have the ability to pay such judgments. Such disruptions, legal fees and any losses resulting from these claims could have a material adverse effect on our business, results of operations and financial condition.

Protection of our intellectual property is limited, and any misuse of our intellectual property by others could materially adversely affect our sales and results of operations.

Proprietary technology in our software is important to our success. To protect our proprietary rights, we rely or plan to rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions. We do not own any issued patents and we have not emphasized patents as a source of significant competitive advantage. We have sought to protect our proprietary technology under laws affording protection for trade secrets, copyright and trademark protection of our software, products and developments where available and appropriate. In the event we are issued patents, our issued patents may not provide us with any competitive advantages or may be challenged by third parties, and the patents of others may seriously impede our ability to conduct our business. Further, any patents issued to us may not be timely or broad enough to protect our proprietary rights.

We also have one registered trademark in the U.S. for our EPazz mark. Although we attempt to monitor use of and take steps to prevent third parties from using our trademarks without permission, policing the unauthorized use of our trademarks is difficult. If we fail to take steps to enforce our trademark rights, our competitive position and brand recognition may be diminished.

We protect our software, trade secrets and proprietary information, in part, by requiring all of our employees to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us. We also enter into non-disclosure agreements with our consultants to protect our confidential and proprietary information. There can be no assurance that our confidentiality agreements with our employees, consultants and other third parties will not be breached, that we will be able to effectively enforce these agreements, have adequate remedies for any breach, or that our trade secrets and other proprietary information will not be disclosed or otherwise be protected. Furthermore, there also can be no assurance that others will not independently develop technologies that are similar or superior to our technology or reverse engineer our products.

Protection of trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal and scientific questions. The laws of countries in which we operate may afford little or no protection to our trade secrets and other intellectual property rights. Policing unauthorized use of our trade secret technologies and proving misappropriation of our technologies is particularly difficult, and we expect software piracy to continue to be a persistent problem. Piracy of our products represents a loss of revenue to us. Furthermore, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may adversely affect our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and trade secret protection. If we are unable to protect our proprietary rights or if third-parties independently develop or gain access to our or similar technologies, our competitive position and revenue could suffer.

We may incur significant litigation expenses protecting our intellectual property or defending our use of intellectual property, which may have a material adverse effect on our cash flow and results of operations.

If our efforts to protect our intellectual property rights are inadequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the intellectual property rights of others, we could incur substantial significant legal expenses in resolving such disputes.

Our competitors may develop similar, non-infringing products that adversely affect our ability to generate revenues.

Our competitors may be able to produce a software product that is similar to our product without infringing on our intellectual property rights. Since we have yet to establish any significant brand recognition for our product, we could lose a substantial amount of business due to competitors developing products similar to BoxesOS software product. As a result, our future growth and ability to generate revenues from the sale of our product could suffer a material adverse effect.

Claims that we misuse the intellectual property of others could subject us to significant liability and disrupt our business, which could materially adversely affect our results of operations and financial condition.

Because of the nature of our business, we may become subject to material claims of infringement by competitors and other third-parties with respect to current or future software applications, trademarks or other proprietary rights. Our competitors, some of which may have substantially greater resources than us and have made significant investments in competing technologies or products, may have, or seek to apply for and obtain, patents that will prevent, limit or interfere with our ability to make, use and sell our current and future products, and we may not be successful in defending allegations of infringement of these patents. Further, we may not be aware of all of the patents and other intellectual property rights owned by third-parties that may be potentially adverse to our interests. We may need to resort to litigation to enforce our proprietary rights or to determine the scope and validity of a third party’s patents or other proprietary rights, including whether any of our products or processes infringe the patents or other proprietary rights of third-parties. The outcome of any such proceedings is uncertain and, if unfavorable, could significantly harm our business. If we do not prevail in this type of litigation, we may be required to:

•	pay damages, including actual monetary damages, royalties, lost profits or other damages and third-party’s attorneys’ fees, which may be substantial;

•
expend significant time and resources to modify or redesign the affected products or procedures so that they do not infringe a third-party’s patents or other intellectual property rights; further, there can be no assurance that we will be successful in modifying or redesigning the affected products or procedures;

•
obtain a license in order to continue manufacturing or marketing the affected products or processes, and pay license fees and royalties; if we are able to obtain such a license, it may be non-exclusive, giving our competitors access to the same intellectual property, or the patent owner may require that we grant a cross-license to part of our proprietary technologies; or

•
stop the development, manufacture, use, marketing or sale of the affected products through a court-ordered sanction called an injunction, if a license is not available on acceptable terms, or not available at all, or our attempts to redesign the affected products are unsuccessful.

Any of these events could adversely affect our business strategy and the value of our business. In addition, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere, even if resolved in our favor, could be expensive, time consuming, generate negative publicity and could divert financial and managerial resources.

We expect that software developers will increasingly be subject to infringement claims as the number of software applications and competitors in our industry segment grows and the functionality of software applications in different industry segments overlaps. Thus, we could be subject to additional patent infringement claims in the future. There can be no assurance that the claims that may arise in the future can be amicably disposed of, and it is possible that litigation could ensue.

Intellectual property litigation can be complex, costly and protracted. As a result, any intellectual property litigation to which we are subject could disrupt our business operations, require us to incur substantial costs and subject us to significant liabilities, each of which could severely harm our business.

Plaintiffs in intellectual property cases often seek injunctive relief. Any intellectual property litigation commenced against us could force us to take actions that could be harmful to our business, including the following:

•	stop selling our products or using the technology that contains the allegedly infringing intellectual property;

•	attempt to obtain a license to use the relevant intellectual property, which may not be available on reasonable terms or at all; and

•	attempt to redesign the products that allegedly infringed upon the intellectual property.

If we are forced to take any of the foregoing actions, our business, financial position and operating results could be harmed. We may not be able to develop, license or acquire non-infringing technology under reasonable terms, if at all. These developments would result in an inability to compete for customers and would adversely affect our ability to increase our revenue. The measure of damages in intellectual property litigation can be complex, and is often subjective or uncertain. If we were to be found liable for the infringement of a third party’s proprietary rights, the amount of damages we might have to pay could be substantial and would be difficult to predict.

Our business may be negatively impacted as a result of changes in the economy and corporate and institutional spending.

Our business will depend on the general economic environment and levels of corporate and institutional spending. Purchases of software may decline in periods of recession or uncertainty regarding future economic prospects. During periods of recession or economic uncertainty, we may not be able to maintain or increase our sales to customers, maintain sales levels, establish operations on a profitable basis or create earnings from operations as a percentage of net sales. As a result, our operating results may be adversely and materially affected by downward trends in the economy or the occurrence of events that adversely affect the economy in general. Our operating results and margins will be adversely impacted if we do not grow as anticipated.

We may engage in future acquisitions or investments that present many risks, and we may not realize the anticipated financial and strategic goals for any of these transactions.

We do not have significant experience acquiring companies. However, in the future we may acquire or make investments in additional companies. If we acquire or make investments in complementary companies, products, services and technologies, the acquisitions and investments will involve a number of risks, including:

•	we do not have experience acquiring or making investments in complementary companies, products, services and technologies;

•
we may find that the acquired company or assets do not further our business strategy, or that we overpaid for the company or assets, or that industry or economic conditions change, all of which may generate a future impairment charge;

•	we may have difficulty integrating the operations and personnel of the acquired business and may have difficulty retaining the key personnel of the acquired business;

•	we may have difficulty incorporating the acquired technologies or products with our existing product lines;

•	there may be customer confusion where our products overlap with those that we acquire;

•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically and culturally diverse locations;

•	we may have difficulty maintaining uniform standards, controls, procedures and policies across locations;

•	the acquisition may result in litigation from terminated employees or third parties; and

•	we may experience significant problems or liabilities associated with product quality, technology and legal contingencies.

These factors could have a material adverse effect on our business, results of operations and financial condition or cash flows, particularly in the case of a larger acquisition or multiple acquisitions in a short period of time. From time to time, we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as out-of-pocket costs.

The consideration paid for an investment or acquisition may also affect our financial results. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including a portion of the net proceeds of this offering. To the extent we issue shares of our capital stock or other rights to purchase shares of our capital stock, including options or other rights, our existing stockholders may be diluted, and our earnings per share may decrease. In addition, acquisitions may result in the incurrence of debt, large one-time write-offs, including write-offs of acquired in-process research and development costs, and restructuring charges. They may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

We may be unable to scale our operations successfully and fail to attain our planned growth.

Our plan is to grow our business rapidly. Our growth, if it occurs as planned, will place significant demands on our management, as well as our financial, administrative and other resources. We will need to hire highly skilled personnel to effectuate our planned growth. There is no guarantee that we will be able to locate and retain qualified personnel for such positions, which would likely hinder our ability to manage operations. Furthermore, we cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our products or other operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

RISKS RELATED TO OUR CAPITAL STRUCTURE

We do not know whether a market will develop for our common stock or what the market price of our common stock will be.

Before this offering, there was no public trading market for our common stock. If a market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. It is possible that in one or more future periods our operating results may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.

Although we plan to list our common stock on the OTC Bulletin Board, a regular trading market for the securities does not yet exist and may not exist or be sustained in the future. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are not current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system, or the NASDAQ Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to any future offerings;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly or annual operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the software industry generally; and

•	general economic and other national conditions.

The price of our common stock may be volatile.

In the past several years, technology stocks have experienced high levels of volatility and significant declines in value from their historic highs. The trading price of our common stock following this offering may fluctuate substantially. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of software companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results;

•	actual or anticipated changes in the expectations of securities analysts;

•	announcements of technological innovations, new solutions, strategic alliances or significant agreements by us or by our competitors;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our stock; or

•	recruitment or departures of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business.

We cannot predict our future capital needs and we may be unable to obtain additional financing to fund acquisitions, which could materially adversely affect our business, results of operations and financial condition.

We may need to raise additional funds in the future in order to acquire complementary businesses, technologies, products or services. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest, and the newly-issued securities may have rights senior to those of the holders of our common stock. If we raise additional funds by obtaining loans from third-parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, and would also require us to fund additional interest expense. If additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully develop or enhance our software and services through acquisitions in order to take advantage of business opportunities or respond to competitive pressures, which could materially adversely affect our software and services offerings, revenue, results of operations and financial condition. We have no current plans, nor are we currently considering any proposals or arrangements, written or otherwise, to acquire a business or a material technology, product or service.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Shares eligible for future sale may have an adverse effect on the market price of our common stock by creating an excessive supply. In the future, shareholders, including our President and Chief Executive Officer, may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We may experience a decline in revenue or volatility in our operating results, which may adversely affect the market price of our common stock.

We cannot predict our future revenue with certainty because of many factors outside of our control. A significant revenue or profit decline, lowered forecasts or volatility in our operating results could cause the market price of our common stock to decline substantially. Factors that could affect our revenue and operating results include the following:

•	the possibility that our customers may cancel, defer or limit purchases as a result of reduced information technology budgets;

•	the possibility that our customers may defer purchases of our software applications in anticipation of new software applications or updates from us or our competitors;

•	the ability of EPAZZ or its distributors to meet their sales objectives;

•	market acceptance of our new applications and enhancements;

•	our ability to control expenses;

•	changes in our pricing and distribution terms or those of our competitors;

•	the demands on our management, sales force and services infrastructure as a result of the introduction of new software applications or updates; and

•	the possibility that our business will be adversely affected as a result of the threat of terrorism or military actions taken by the United States or its allies.

Our expense levels are relatively fixed and are based, in part, on our expectations of our future revenue. If revenue levels fall below our expectations, our net income would decrease because only a small portion of our expenses varies with our revenue. Therefore, any significant decline in revenue for any period could have an immediate adverse impact on our results of operations for the period. We believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance. In addition, our results of operations could be below expectations of public market analysts and investors in future periods, which would likely cause the market price of our common stock to decline.

The President and Chief Executive officer of EPAZZ Inc. has significant influence over our company.

Shaun Passley beneficially owns approximately 76% of our Class A Common Stock, and 100% of our Class B Common Stock, which is entitled to 100 votes per share, which represents 96.7% of our aggregate outstanding voting stock. Mr. Passley, as majority shareholder, sole Director, President and Chief Executive Officer of EPazz possesses significant influence over our company, giving him the ability, among other things, to elect a majority of the Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company. While Mr. Passley has managed EPAZZ since its inception, he has no other accounting or finance experience and has no experience relating to a public company.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts covering us downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We may not be able to achieve the benefits we expect to result from this offering.

This offering is conducted for various reasons, but there is no guarantee that we will ever obtain the anticipated benefits, as follows:

•	the increased market liquidity expected to result from having publicly traded securities;

•	the ability to use registered securities to make acquisitions of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of this offering will be realized in respect to our business operations. In addition, the attention and effort devoted to achieving the benefits of this offering and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert our management's attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

We might require additional capital to support our business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products or enhance our existing products, enhance our operating infrastructure, acquire complementary businesses and technologies, and respond to competitive pressures. Accordingly, we may need to engage in private or public equity offerings or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including the shares of common stock sold in this offering. Any debt financing may subject us to restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. While we currently are not subject to certain requirements of the Sarbanes-Oxley Act, in the future we may be required to establish and maintain appropriate internal controls over financial reporting. Failure to establish and maintain effective internal controls over financial reporting could result in accounting errors which could adversely impact our public disclosures regarding our business, financial condition or results of operations. We may in the future identify similar errors in prior period financial information, requiring further restatement of our financial statements. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions may have an adverse impact on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

In the future, we will incur significant increased costs as a result of operating as a fully reporting company in connection with Section 404 of the Sarbanes Oxley Act, and our management will be required to devote substantial time to new compliance initiatives.

Moving forward, we anticipate incurring significant legal, accounting and other expenses in connection with our status as a fully reporting public company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and new rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. In particular, commencing in fiscal 2008, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Investors may face significant restrictions on the resale of our common stock due to federal regulations of penny stocks.

Once our common stock is listed on the OTC Bulletin Board, if ever, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $4.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

We do not foresee paying cash dividends in the foreseeable future.

To date, we have not declared or paid any cash dividends on our shares of common stock and currently intend to retain any future earnings for funding growth. We do not anticipate paying any dividends in the foreseeable future. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.” These statements include certain projections and business trends that are “forward-looking.” You can identify these statements by the use of words like “may,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:

•	Our limited operating history;
•	Our lack of profits from operations;
•	Our lack of management and design experience;
•	Our ability to raise additional funds on acceptable terms or at all;
•	Our ability to successfully design, manufacture and commercialize our product;
•	Our ability to modify our products;
•	Our unestablished brand;
•	The degree and nature of our competition;
•	Our ability to employ and retain qualified employees;
•	The limited trading market for our common stock; and
•	The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation,” and “Business.”

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guarantee that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the Selling Stockholders covered by this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of our common stock. We anticipate applying for quotation of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the development of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We currently intend to retain our earnings for funding development and growth and, therefore, do not expect to pay any dividends in the foreseeable future.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Certificate of Incorporation and By-laws, Illinois law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

INTRODUCTION

The following discussion of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes, and the other financial information included in this report. With respect to this discussion, the terms “EPAZZ,” “Company”, “we,” “us,” and “our” refer to EPAZZ, Inc. This Management’s Discussion and Analysis or Plan of Operation describes the matters EPAZZ considers to be important to understanding EPAZZ’ history, technology, current position, financial condition and future plans. Our fiscal year begins on January 1 and ends on December 31.

The following discussion includes forward looking statements and uncertainties, including plans, objectives, goals, strategies, financial projections as well as known and unknown uncertainties. The actual results of our future performance may differ materially from the results anticipated in these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can not guarantee future results, levels of activity, performance or achievement.

PLAN OF OPERATION

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

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We plan to continue generating revenues from our current clients and to continue to seek out opportunities to sell our software to additional clients. We plan to raise additional capital though the sale of additional equity or the placement of debt. The proceeds of the additional financing will be used solely for working capital to assist in the payment of expenses such as salaries, professional services and overhead cost until such time as we generate enough revenue to support our business.

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We intend to implement our sales and marketing efforts by preparing sales materials and by management’s attendance at various industry conferences and meeting with potential customers. We plan to build relationships with educational institutions across the United States. We believe this strategy will be an important part of our early growth.

•
We may begin to review potential acquisitions and seek investment partners in order to raise the necessary funds to acquire any operating business. Such partners may include banks, investment funds and broker-dealers, and management intends to utilize its contacts among these entities to facilitate such a relationship. We have no potential investment partners or potential acquisitions at this time nor have we entered into any discussions with any such potential partners. The funding of the cash required to consummate any acquisition will likely consist of a private placement of debt and/or our equity securities possibly through the assistance of a broker-dealer. We may also use our common stock or securities that are convertible into shares of our common stock and we believe that such a placement would not result in any change in our control. However, the specific amount, timing and terms of any such placement will not be known until a purchase agreement has been executed by us and is reviewed by any potential investment partner.

•
We plan to continue to seek out sales opportunities. In addition, we plan to continue to pursue potential acquisitions and if we execute a purchase agreement to acquire a business we will work to raise the necessary financing to consummate the acquisition.

•	We intend to actively recruit new board members with appropriate experience and hire a corporate staff.

•
We may enter into an acquisition within the next twelve months, however, we expect that the successful consummation of any acquisition would have a limited impact on our business operations as our current management will continue to manage us and we believe that providing quality software will continue to be our primary business.

Our business is not dependent on the successful completion of any acquisitions. We have not identified any specific type of business or any specific entity in which we would seek to acquire and we have not taken any actions with respect to any potential acquisitions. The purpose of any acquisitions by us would be to acquire businesses that our management believes can make us more profitable and therefore increase our value.

We believe we can satisfy our cash requirements for the next twelve months with our current cash, additional financing and expected revenues software sales. However, completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations. Even without significant revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our goal of profit, revenue and growth.

We anticipate that our operational as well as general and administrative expenses for the next 12 months will total approximately $70,000. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant changes in the number of employees although, depending on if financing is raised, we may add employees as needed. We do not intend to increase our staff until such time as we can raise the capital or generate revenues to support the increase in overhead expense. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and status of our business plan.

In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we would then not be able to proceed with our business plan for the development and marketing of our software. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we would incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit from sales to cover our operating expenses.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2007 AND 2006

For the six months ended June 30, 2007, we had revenue of $0 compared to revenue of $11,666 for the six months ended June 30, 2006. Revenue decreased in 2007 as compared to 2006 due to no product installations during the first half of 2007.

Cost of revenue was $0 for 2007 compared to $508 for 2006.

Operating expenses for 2007 totaled $47,144 compared to $16,868 for 2006. Expenses increased in 2007 as compared to 2006 as the costs to become a public company increased.

Interest expense was $4,785 for 2007 compared to $2,401 for 2006. Interest expense increased as a result of additional borrowings during 2006 and 2007.

These items resulted in a loss of $51,923 for the six months ended June 30, 2007 compared to a loss of $8,018 for the same period in 2006.

YEARS ENDED DECEMBER 31, 2006 AND 2005.

For the year ended December 31, 2006, we had revenue of $11,416 compared to revenue of $3,152 for the year ended December 31, 2005. Revenue increased in 2006 as compared to 2005 due to the completion of an installation project.

Cost of revenue was $658 for 2006 compared to $65,231 for 2005. Cost of revenue was higher in 2005 because we were completing the BoxesOS v3 software project. No such work was performed in 2006.

Operating expenses for 2006 totaled $623,848 compared to $662,118 for 2005. Expenses decreased in 2006 as compared to 2005 as the share-based compensation decreased from $630,000 to $580,176.

Interest expense was $5,994 for 2006 compared to $2,474 for 2005. Interest increased in 2006 because we borrowed additional funds from our CEO during 2006.

These items resulted in a loss of $618,989 for 2006 compared to a loss of $726,241 for 2005.

OFF-BALANCE SHEET ARRANGEMENTS

None.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2007, we had $32,100 in cash. Our general and administrative expenses, not including amounts we will be required to spend in connection with our SEC reporting obligations are expected to average $4,000 per month for the next 12 months. From inception (March 23, 2000) to December 31, 2006, we have received a total of $253,700 from financing activities from the sale of shares by us pursuant to an exemption from registration under Section 4 (2) of the Securities Act of 1933. In addition, at June 30, 2007, we had outstanding loans from three shareholders totaling $70,537 at 15% interest. Included in these loans was $6,000 due to Vivienne Passley; $12,283 due to Fay Passley and any entity controlled by Fay Passley; and $52,252 due to our Chief Executive Officer Shaun Passley, which loans were due on July 31, 2007, and have not been paid and or extended to date.  As such, we are currently in default of those loans.We also have a loan from a third party for $6,585 at 13.95% interest due in August 2009 and a line of credit from a bank in the amount of $100,000. The balance of the line of credit was $56,000 at June 30, 2007, bears interest at prime plus 2.5% (12.75% at June 30, 2007) and is due in June 2014.

We had negative working capital of $51,525 and an accumulated deficit of $1,572,467 as of June 30, 2007.

We had $46,725 of net cash used in operating activities for the six months ended June 30, 2007, which was mainly due to $51,923 of net loss offset by $4,785 of accounts payable and accrued liabilities.

We had $1,242 of net cash used in investing activities for the six months ended June 30, 2007, which was solely due to the purchase of fixed assets.

We had $74,686 of net cash provided by financing activities for the six months ended June 30, 2007, which was mainly due to $56,000 of proceeds from our line of credit, and $22,535 of proceeds from loans payable to related parties.

Our product development efforts for the BoxesOS product is expected to continue to require substantial investments by us. We expect the cash requirement to be approximately $50,000 during 2007 and $20,000 per year thereafter.

There is substantial doubt about our ability to continue as a going concern given our recurring losses from operations and deficiencies in working capital and equity. This could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to implement our business plan.

We expect to need approximately $70,000 to sustain our operations for the next 12 months. This amount includes approximately $40,000 which we will require in connection with us being a fully reporting company, assuming the registration statement which this prospectus is a part is declared effective with the SEC. Based upon our current cash and our ongoing operations, we should be able to meet our current expenses by seeking additional equity or debt financing. However, for us to grow or make acquisitions, we will need additional capital. We intend to seek advice from investment professionals on how to obtain additional capital and believe that by being a public entity we will be more attractive to the sources of capital.

We do not have sufficient cash to meet our minimum expenses for the next 12 months and we will be unable to continue and expand on our business unless we are successful in raising additional capital. In addition, we will need to raise additional capital to continue our operations past 12 months, and there is no assurance we will be successful in raising the needed capital. Currently we have no material commitments for capital expenditures.

DESCRIPTION OF BUSINESS

Overview

EPAZZ, Inc. was incorporated in the state of Illinois on March 23, 2000 to create software to help college students organize their college information and resources. The idea behind EPAZZ was that if the information and resources provided by colleges and universities was better organized and targeted toward each individual, the students would encounter a personal experience with the college or university that could lead to a lifetime relationship with the institution. This concept is already used by business software used to retain their relationships with clients, employees, vendors and partners.

EPAZZ, Inc. developed a web portal infrastructure operating system product called BoxesOS v3.0. BoxesOS provides web portal infrastructure operating system designed to increase the satisfaction of key stakeholders (students, faculty, alumni, employees, and clients) by enhancing the organizational experience through the use of enterprise web-based applications to organize their relationships and improve the lines of communication. BoxesOS decreases an organization’s operating expenses by providing development tools to create advance web applications. The applications can be created by non-technical staff members of each institution. BoxesOS creates sources of revenue for Alumni Associations and Non-Profit organizations through utilizing a web platform to conduct e-commerce and provides e-commerce tools for small businesses to easily create "my accounts" for their customers. It further reduces administrative costs, by combining technology applications into one package, providing an alternative solution to enterprise resource planner (“ERP”) modules and showing a return on investment for institutions by reducing the need for 3rd party applications license fees. BoxesOS can also link a college or university’s resources with the business community by allowing businesses to better train their employees by utilizing courseware development from higher education institutions.

Effective May 1, 2005, we affected a 20:1 forward stock split of our issued and outstanding common stock.  All share amounts listed throughout this prospectus retroactively take into account the forward split.

Competition

The environment for our products and services is intensely competitive. Our current and potential competitors include many large and well capitalized software companies and many smaller less-known software companies.

We believe that the principal competitive factors in our market segments include selection, price, availability, convenience, brand recognition, customer service, reliability, ease of use, and ability to adapt to changing conditions, as well as our customers' overall trust in the entire experience in transactions with us.

Our overall market is intensely competitive, and there are a number of other competitors that are much larger than us and have significantly greater resources at their disposal. We believe that our product offerings are competitive with others in the marketplace; however, we do not have a dominant market share.

Intellectual Property

We received a trademark for “EPAZZ” on March 5, 2002 (Serial Number 75930172).. We regard our trademark, copyrights, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property as important to our success, and we rely on trademark and copyright law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, partners, and others to protect our proprietary rights.

Policing unauthorized use of our proprietary rights is inherently difficult, and we may not be able to determine the existence or extent of any unauthorized use. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, we cannot be certain that the steps we take to protect our intellectual property will adequately protect our rights or that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights.

Over the previous two years we have issued 1,000,000 Class A Common Shares to software developers in consideration for research and product development of BoxesOS.

The higher education sector needs to serve and find new customers (students), needs to manage interactions with employees, needs to obey government regulations and needs to conduct fund raising campaigns. Thus, a product for the higher education industry can also be customized for businesses, school districts, government agencies and non-profit organizations. Our current version of BoxesOS can be deployed at colleges, universities, businesses, school districts, government agencies and non-profit organizations. In addition to small colleges and universities, EPAZZ targets businesses customers with between 250-2500 employees. Many of these small colleges and universities and businesses do not have large IT departments to develop applications on their own. EPAZZ provides solutions to decrease operating expenses, improve workflow, enhance communication, enhance online collaboration and manage customer’s relationships.

EPAZZ continues to employ third party independent software developers in the U.S. and India to upgrade BoxesOS.

Our Product

EPAZZ BoxesOS v3.0 (Web Infrastructure Operating System) is EPAZZ's flagship product. It is the core package of EPAZZ products and services. EPAZZ BoxesOS integrates with each organization's back-end systems and provides a customizable personal information system for each stakeholder.

Services include:

▪	Single sign-on: Provides a powerful single-sign-on with security procedure to product users’ information and identity.

▪	Course Management System: Manage distance, traditional courses and Calendar.

▪	Enterprise Web Site Content Management: Manage public sites with multi contributors.

▪	Integration Management Services: Integrated into ERPs and Mainframes.

▪	Email Management: Email server and web client.

▪	Instant Messenger Services: Instant messaging and alerts.

▪	Customer Relationship Management: Prospective students and alumni.

▪	Calendar/Scheduler Management: Event directory, groupware, personal calendar.

▪	Administrative Support Services: Online payment services.

▪	Business Services: Facility Management and Online Bookstore.

Benefits of EPAZZ:

▪	Meets needs of organizations through enhancement of communication between key stakeholders, reducing costs, creating sources of revenues.

▪	Meets needs of key stakeholders students, faculty, alumni, employees, customers, suppliers and partners through enhancement of communication with organizations that is designed specifically for them.

▪	Creating a partnership with higher education institutions and the business community by providing access to an institution’s resources, students, faculty, and alumni.

▪	Allows small IT departments to create custom applications faster and cheaper using BoxesOS’ common user interface and connections to back-end systems.

BoxesOS software provides:

Web Portal Component

BoxesOS Web Portal Component is a gateway to all of an organization’s online services and information resources. The Web Portal Component provides a Personal Information System, which refers to the user's entire online environment - the user’s resources, information, graphics, color, layout, and organization. All resources are customizable. The Web Portal Component simplifies organizations’ ability to create and deploy custom web applications with a common graphic user interface and connectivity to the back-end systems.

Administrative Content Management

BoxesOS Content Management Component provides an organization with enterprise level tools for creating, managing, organizing, archiving and sharing content. Content can be delivered in many forms such as web pages, emails, polls, documents, web forms, rich site summaries (“RSS”), and “hot news.” The Content Management Component enables staff members with little technical skills to create web pages and processes without having any programming skills.

Work Hub

Work Hub provides a host of applications that empowers an organization to increase productivity while decreasing costs. Work Hub helps to manage work flow throughout an organization. Senior management is able to view a document for approval before it is sent out to a client. A Company can view all projects of the enterprise in one page. Some of the applications in Work Hub are products/services management, project management, invoice management, time management, content management and sales management. Work Hub has clear graphic charts with detail reports on many areas.

Central Repository

BoxesOS Central Knowledge Repository is a collection and indexing of shareable content. Central Knowledge Repository installs a server index application on the Windows 2003 platform to identify an organization’s current knowledge assets. All knowledge assets will be imported into a storage device. The server index application will import the knowledge assets into a temporary folder before moving into a main folder. The server index application will prompt the organization’s administrators to add detailed information about the knowledge assets into the database by using a web form. These forms will allow the administrators to add custom fields; therefore, allowing the organization to add custom information to the database in the present and at a future date. The organization would be able to group their knowledge objects by program, course, subject, topic, users, content, or date.

ViewPoint

ViewPoint is BoxesOS central communication hub, calendaring, contact management and scheduling system. ViewPoint works with or can be use as an alternative to MS Outlook/MS Exchange Server. The web applications provide the institution with an extensive range of options including communication system email web client and an email server. Email applications provide features you would find on popular web-based e-mail providers. ViewPoint provides robust threaded discussion boards and a “chatting” environment. ViewPoint provides each user with a personal calendar, which notifies users of scheduling conflicts and appointments priorities. ViewPoint makes it easy to create group calendars and public calendars. With the ViewPoint scheduling system users are able to schedule group meetings together. The scheduling system will view each user's calendar to see the next available time and date the group can meet.

Learning Management System

BoxesOS My Courses is an extensive application for learning management, and e-learning. My Courses is an effective means for managing traditional courses, distance learning courses, and self-paced courses. My Courses is a powerful communication tool that can be effectively used by students, instructors, employees and corporate trainers to make information flow easily, clearly and faster. My Courses provides a robust grade book, powerful authoring content tools, easy to use drop box, sharable folders, wide-ranging course calendar and many more features all design to provide customization to key stakeholders. Organizations will be able to train their employees on systems using My Courses self-paced settings, as well as test candidates on their skill sets before they are hired.

Single Sign-on

Single Sign-on provides organizations the ability to log into multiple systems with a single unique username and password. The username and password authenticates the user’s credentials to make sure the person who is accessing the data is authorized to. BoxesOS uses Microsoft Active Directory Identity Management to accomplish single sign on. Microsoft Active Directory allows institutions to centrally manage and share user information. Active Directory also acts as the single sign on point for bringing systems and applications together. BoxesOS user management integrates with Active Directory.

Pathways Real-time Integration

EPAZZ Pathways is an integration suite enabling real-time connectivity with ERP and Legacy systems. Pathways integration suite allows organizations to retrieve data from ERPs and write data back to ERPs in real-time.

Small Business Market

Businesses face issues about how to retain their relationships with different stakeholders. BoxesOS enables businesses to enhance their existing IT systems by connecting them together and making them work together. Businesses are able to see their data in a common interface, from their databases and use the data to create custom applications.

Many of BoxesOS competitors' products are too costly for small and medium size businesses. Portal and ERP vendors’ license fees can be beyond the scope of many small and medium sized businesses budgets. Many businesses do not have a large IT department to develop portal or web solutions on their own. Businesses sometimes hire IT consulting firms, which provide them with a portal framework, but not a total solution, like BoxesOS. When an IT consulting firms is finished on a particular job businesses need to maintain their own system. BoxesOS provides a better return on investment because organizations are buying into a community of users which share the maintenance cost and provide critical user feedback. BoxesOS decreases the need for 3rd party applications or consulting firms.

BoxesOS offers small and medium size businesses with a portal, courseware, website management, email servers, customer relationship management and e-commerce applications, which integrates into the business’s back-end systems within 12 to 16 weeks and provides an instant return on investment. BoxesOS provides a common user interface; furthermore BoxesOS content management, workflow engine, and auto-processing enable businesses users with no programming experience to create custom web applications to perform just tasks as processing traveling expenses.

BoxesOS enable businesses, institutions and associations to create custom application without spending additional capital on programmers or 3rd party programs. BoxesOS is a complete solution, which helps organizations avoid the cost of purchasing 3rd party programs. Most small businesses and small colleges and universities simply do not have the resources to have a complete IT department. BoxesOS truly provides a way for companies to decrease their administrative cost by providing an all-in-one solution at a reasonable cost.

Higher Education Market

Colleges and universities were the first industry to see the capabilities of BoxesOS. BoxesOS is designed to integrate and optimize a college or university’s information systems.

BoxesOS offers colleges and universities with a portal, courseware, website management, email servers and many other enterprise grade applications, which integrates into the institute’s backend systems within 12 to 16 weeks and provides an instant return on investment.

Sales & Marketing

EPAZZ uses telemarketing and email campaigns to meet with key decision makers in order to demonstrate the significant customer satisfaction, cost savings, and revenue enhancement benefits they can realize by using the EPAZZ systems.

EPAZZ contracts with independent sales representatives as independent contractors for IT sales. Independent representatives are independent contractors who work on a performance basis and are located throughout the United States. EPAZZ pays commission on sales. Since the sales teams are independent and not employees of EPAZZ we do not pay sales salaries, travel expenses or office expenses. Furthermore, EPAZZ is able to enter into more markets at less cost. This allows EPAZZ to invest more in product development.

EPAZZ Sales Strategy takes full advantage of web conferencing solutions. EPAZZ Business Development Team performs online demonstrations of BoxesOS to decision makers. Most of the sales process takes place using web conferencing solutions. The EPAZZ Business Development team completes most of the sales cycle before meeting with the client onsite. Usually only one onsite presentation is required at the end of the sales process.

Key decision makers are identified as those individuals or committees that have either policy-making or budgetary control for the college, university or business. These groups may include but are not limited to the President, Chief Operating Officer, Chief Information/Technology Officer, Dean of Students, Dean(s) of College(s).

EPAZZ believes there are multiple strategies to get the ear of key decision makers. These strategies would include:

▪
Marketing directly to small businesses and small colleges that already have established strategies and stable ERP environments. EPAZZ Business Development team will call on key decision makers to demonstrate how EPAZZ Products can create immediate value and lay the foundation for future strategic actions.

▪
Form strategic alliances with Enterprise Resource Planning software vendors that are well established in the academic market and business market. EPAZZ products and services are a logical extension of the services offered by the ERP vendor(s). EPAZZ is seeking select ERP vendor(s) to gauge their level of interest in forming a partnership to better serve the target market.

▪
Form a partnership with data centers who offer ASP application service providers. The data centers can be used to sell to small businesses and school districts that do not have in-house networks. The data center will license BoxesOS and provide EPAZZ will royalties on membership fees.

▪
Form partnerships with strategy consulting firms, system integrators and value added resellers that specialize in developing overall academic, business, and operational strategies for the business market and academic market. The consulting firms would recommend EPAZZ Products as part of the solution to executing the overall strategy for their clients.

▪
Market directly to industry associations for administrative officials. EPAZZ Business Development teams target national associations to secure their sponsorship in order become recommended as the preferred web portal solution for their members.

EPAZZ will receive revenues from the following sources:

1.	Product: One time License fee.

2.	Maintenance: Annual support service packages.

3.	Partnership: Access fees, commissions.

4.	Business Services: Subscription fees from relationship programs for universities and the business community.

5.	Technical consulting services: Ongoing fees from upgrades.

6.	Online services: enhanced membership fees and pay-per-use fees from the stakeholders.

7.	License Technology: License and royalties for EPAZZ technology in Data Centers for providing ASP (Application Service Providers).

Employees

As we begin selling more product, we plan to rely on outside consultants and resources in an attempt to control our costs and expenses. Accordingly, as of June 30, 2007, we employed one full-time employee. None of our employees are covered by a collective bargaining agreement.

Description of Property

We do not own any real property. Pursuant to a lease agreement, we currently lease approximately 500 square feet of office space in Chicago, Ill for $305 per month. The office acts as our executive headquarters and principal offices. We provided a security deposit to the landlord in the amount of $295. Our lease term is month-to-month.

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and director and their ages as of September 14, 2007 are as follows:

NAME	AGE	POSITION

Shaun Passley	29	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors

Craig Passley	35	Secretary

Set forth below is a brief description of the background and business experience of our executive officers and director.

Shaun Passley.

Shaun Passley has been the President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board of Directors since our inception in March 2000.  Mr. Passley obtained his Bachelors degree from De Paul University in Finance in 2000, his Master’s Degree from De Paul University in Information Technology in 2006, and his MBA from Benedictine University in 2007.

Craig Passley.

Craig Passley has served as our Secretary since May, 2005.  Since November 2000, Mr. Passley has worked for KB Builders.  Mr. Passley obtained his Bachelors degree from Bradley University in 1997 and his Masters Degree from the Keller Graduate School of Management in 2001.

Shaun Passley and Craig Passley are brothers.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by our Board of Directors as a whole. We will not required to maintain such committees under the rules applicable to companies listed on the OTC Bulletin Board. None of our independent directors qualify as an "audit committee financial expert."

Our Director is elected annually and holds office until our next annual meeting of the shareholders and until his successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Director may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining Director(s).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of Class A common stock as of September 14, 2007, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Class A Common Stock	Shaun Passley (2) CEO, CFO, and Chairman of the Board of Directors 512 N. McClurg Ct 602 Chicago, IL 60611	30,000,500(6)	76%
Class B Common Stock	Shaun Passley (2) CEO, CFO, and Chairman of the Board of Directors 512 N. McClurg Ct 602 Chicago, IL 60611	2,500,000	100%
Class A Common Stock	Craig Passley Secretary 445 East Ohio, Suite 250 Chicago, IL 60611	100,500	0.3%
Class A Common Stock	Vivienne Passley (4) 2629 N Wilshire Ln, Arlington Heights, IL 60004	2,975,900	7.5% (3)
Class A Common Stock	Fay Passley (5) 5539 RFD Long Grove, IL 60047	2,748,240	7% (3)
Class B Common Stock	All executive officers and directors as a group (2 Persons)	2,500,000	100%

Class A Common Stock	All executive officers and directors as a group (2 Persons)	30,101,000(6)	76%(2)

(1) The percent of class is based on 39,482,940 shares of our Class A common stock issued and outstanding as of September 14, 2007, and 2,500,000 shares of our Class B common stock issued and outstanding as of September 14, 2007.

(2) Based upon his ownership of Class A Common Stock and Class B Common Stock Shaun Passley controls 96.7% of our voting stock.
(3) Since our Class A Common Stock and Class B Common Stock vote as a single class, Vivienne Passley and Fay Passley control .01% and .01% respectively of our voting stock.
(4) Vivienne Passley is the aunt of Shaun Passley.
(5) Fay Passley is the mother of Shaun Passley.
(6) Includes 500 shares held in the name of IT Business Solutions Group, Inc., which entity is now defunct and which shares Mr. Passley beneficially owns.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for EPAZZ, Inc. for the years ended December 31, 2006 and December 31, 2005.

								Dollar Value
			Annual Compensation					of Total Compensation
Name and Position	Year	Salary($)	Bonus ($)	Stock Awards		All Other Compensation		for Covered Fiscal Year*

Shaun Passley	2006	$0	0	-		227	(1)	$227
President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors	2005	$0	0	625,000	(2)	0		$625,000
	2004	$0	0	0		0		$0

* No executive officer received any option awards, non-equity incentive plan compensation or nonqualified deferred compensation earning during the years ended 2005 and 2006, and no salaries are being accrued.  Other than the named executive officer above, the Company had no other executive officers who made more than $100,000 in total compensation for the years ended 2005 or 2006.

(1)	This amount represents any excess accrued interest received by Shaun Passley from Loans made to EPAZZ, Inc.

(2)	This amount represents the value of 2,500,000 shares of Series A Preferred Stock, which were subsequently converted into 2,500,000 shares of Series B common shares, issued for services.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consultant agreement with Shaun Passley, our Chief Executive Officer, President, and Chairman of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 1, 2005, we issued 2,500,000 shares of Series A Preferred Stock to our Chief Executive Officer, Shaun Passley, in consideration of services rendered from 2000 to 2005.  The shares of Series A Preferred Stock were eventually converted into 2,500,000 shares of Series B Common Stock.

Over the last two years Shaun Passley, the Chief Executive Officer of EPazz has made several loans to EPazz. The terms of the loans provide for an interest rate of 15% and a due date of July 31, 2007. As of June 30, 2007, the balance was $52,252. The loans were not paid as of July 31, 2007, and as such, the loans are currently in default.

SELLING STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling stockholders:

Stockholder	Number of Shares

Vivienne Passley(9)	2,975,900
Fay Passley(10)	2,748,240
L & F Lawn Service, Inc. (1)	1,399,100
Elderham Braham	500
Patricia Reid	500
Allyson Kaegi	500
Janice Stielow	500
Foundation Leukamia Research (2)	2500
Todd Seawell	2500
Foundation University of Wisconsin (3)	5000
Rona Seams	2500
Jeffrey Seawell	2500
Todd Seawell as Trustee of Nichole Trust	5000
Lloyd Passley	500
Susan Berkun	1,000
Penny Berkun	500
Emliy Carrara	500
Harvey Stacy	500
Dianne Harvey	500
Ray Kennedy	500
Edith Moore	1,000
Faye Ann Marshall	500
Olga Passley	500
Marie Pindling	500
Gregory Johnson	500
Robert Johnson	500
Phil Marshall	500
Paul Marshall	500
Gordie Hay	500
Nicholas Hay	500
Nevelle Brown	2,000
Yvonne Brown	2,000
Carl Hay	500
Sharon Evans	500
Craig Passley	100,500
Margaret Marshall	1,500
Lynx Consulting Group, Inc. (4)	500,000
Falcon Financial Consulting, LLC (5)	500,000
Intelective Communications, Inc. (6)	200,000
Island Capital Management, LLC (7)	20,000
Greg Gniadek	100
Alvaro Liceaga	100
Charles Ince	100
Ramsey Batmangelich	100
Edward Liceaga	100
Justin Ederle	100
Rich Gardner	100
Netkode Solutions (P) Limited (8)	1,000,000
Total Shares Offered	9,482,440

(1)	Control person for L & F Lawn Service, Inc is Lloyd Passley. Lloyd Passley is the father of Shawn Passley.
(2)	Control person for Foundation Leukemia Research is Kevin Radelet.
(3)	Control person for Foundation University of Wisconsin is Sandy Wilcox.
(4)	Control person for Lynn Consulting Group, Inc. is Chris Lipa.
(5)	Control person for Falcon Financial Consulting, LLC is Edward M. Liceaga.
(6)	Control person for Intelective Communications, Inc. is Lee Traupel.
(7)	Control person for Island Capital Management is David Lopez.
(8)	Control person for Netkode Solutions (P) Limited is Anil Mathews.
(9)	Vivienne Passley is the aunt of Shaun Passley.
(10)	Fay Passley is the mother of Shaun Passley. Fay Passley was secretary of EPAZZ until 2005.
(11)	Craig Passley is the brother of Shaun Passley. Craig Passley has been secretary of EPAZZ from 2005 until the present.

On March 1, 2004, we sold 21,200 shares of our Class A Common Stock to Vivienne Passley and 324,000 shares of our common stock to Fay Passley at a split adjusted price of $0.031 per share.

On December 1, 2004, we sold a total of 2,065,920 shares of our Class A Common Stock to the following individuals: (i) 838,700 shares of our Class A Common Stock to Vivienne Passley; (ii) 324,000 shares of our Class A Common Stock to Fay Passley; and, (iii) 903,220 shares of our Class A Common Stock to L & F Lawn Service, Inc. at a split adjusted price of $0.031 per share.

On October 30, 2006 we issued 1,000 shares of our Class A Common Stock to Margaret Marshall at a price of $.25 per share. Such shares were issued pursuant to a Stock Purchase Agreement and were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

On July 20, 2005, we issued 20,000 shares to Scott Seawell for sales consultant services.

On October 30, 2006, we issued a total of 2,320,700 shares to thirteen individuals/entities for services rendered to us as set forth below. These shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

1.	Lynx Consulting Group, Inc., a privately held public relations company - 500,000 Class A Common Shares issued in consideration for marketing services.
2.	Craig Passley - 100,000 Class A Common Shares were issued for acting as our Corporate Secretary.
3.	Falcon Financial Consulting, LLC, a privately held financial services company - 500,000 Class A Common Shares issued in consideration for marketing services.
4.	Intelective Communications, Inc., a privately held marketing company - 200,000 Class A Common Shares issued in consideration for marketing services.
5.	Alvaro Liceaga - 100 Class A Common Shares issued in consideration for marketing services.
6.	Island Capital Management, LLC, a privately held company - 20,000 Class A Common Shares issued in consideration for acting as the transfer agent of EPAZZ Inc.
7.	Greg Gniadek - 100 Class A Common Shares issued in consideration for marketing services.
8.	Charles Ince - 100 Class A Common Shares issued in consideration for marketing services.
9.	Ramsey Batmangelich - 100 Class A Common Shares issued in consideration for marketing services.
10.	Edward Liceaga - 100 Class A Common Shares issued in consideration for marketing services.
11.	Justin Ederle - 100 Class A Common Shares issued in consideration for marketing services.
12.	Rich Gardner - 100 Class A Common Shares issued in consideration for marketing services.
13.	Netkode Solutions (P) Limited, a privately held software development company - 100,000 Class A Common Shares issued in consideration for product development services.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. Each offering was not a “public offering” as defined in Section4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, each shareholder had the necessary investment intent as required by Section 4(2) since each agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act of 1933. Furthermore, each investor received a copy of our business plan and was, in the reasonable belief of our  Chief Executive Officer, a sophisticated investor as defined under Rule 506(b)(2)(ii) of the Securities Act of 1933, as amended. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we believe we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In July 2005, we completed a Regulation D Rule 504 offering in which we sold a total of 18,000 shares of our Class A Common Stock to a total of 11 investors at a price per share of $.25 for an aggregate offering price of $4,500.

The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Shareholder	Number of Shares Purchased

Patricia Reid	2,000
Ms. Reid immediately gifted 1,500 shares to the following parties in the following amounts:
Allyson Kaegi	500
Janice Stielow	500
Sharon Evans	500

Faye Ann Passley	2,500
Ms. Passley immediately gifted all 2,500 of the shares to the following parties in the following amounts:
Lloyd Passley	500
Craig Passley	500
Stacy Harvey	500
Dianne Harvey	500
Elderham Braham	500

Shareholder	Number of Shares Purchased

Ray Kennedy	500

Courtney Hay	1,000
Ms. Hay immediately gifted all 1,000 of the shares to the following parties in the following amounts:
Gordie Hay	500
Nicholas Hay	500

IT Business Solutions Group, Inc.(1)	500
Carl Hay	500

Susan Berkun	1,000
Ms. Berkun immediately gifted 1,000 of the shares she purchased to the following parties in the following amounts:
Penny Berkun	500
Emliy Carrara	500

Vivienne Passley	5,000
Ms. Passley immediately gifted all 5,000 of the shares to the following parties in the following amounts:
Edith Moore	1,000
Faye Ann Passley	500
Olga Passley	500
Marie Pindling	500
Gregory Johnson	500
Robert Johnson	500
Margaret Marshall	500
Phil Marshall	500
Paul Marshall	500

Yvonne Brown	2,000
Nevelle Brown	2,000

(1) The shares sold to IT Business Solutions Group, Inc. (“IT”) were paid for by Shaun Passley, our Chief Executive Officer.  As a result, Mr. Passley beneficially owns the shares held in the name of IT, which company no longer exists.  Mr. Passley will take action in the future to reissue the IT shares into his personal name.

The Class A Common Stock issued in our Regulation D Rule 504 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 504 of Regulation D of the Securities Act of1L933, as amended. Accordingly, these shares qualified for exemption under the Rule 504 exemption for this offering since it met the following requirements as set forth in Rule 504:

(A) No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares;

(B) Each investor received a copy of our private placement memorandum. The aggregate offering price of the offering was less than $1,000,000;

(C) Our management was available to answer any questions by prospective purchasers;

(D) Shares issued in connection with this offering were restricted under Rule 4(2) and certificates indicating ownership of such shares bore the appropriate legend.

Please note that pursuant to Rule 504, all shares purchased in the Regulation D Rule 504 offering completed in July 2005 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 14, 2007, we had outstanding 39,482,940 shares of Class A Common Stock and 2,500,000 shares of Class B Common Stock.

Rule 144

All of the 9,482,440 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	or any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

This section contains a description of our capital stock. This description includes not only our Class A Common Stock, but also our Class B Common Stock and Series A Preferred Stock, which affect the common stock. This description summarizes some of the provisions of our Certificate of Incorporation, and amendments thereto, copies of which has been filed as exhibits to the registration statement. If you want more complete information, you should read the provisions of our Certificate of Incorporation, and amendments thereto, that are important to you.

Our authorized capital stock consists of 60,000,000 shares of Class A Common Stock, 60,000,000 shares of Class B Common Stock and 20,000,000 shares of Series A Preferred Stock.

As of September 14, 2007, we had outstanding 39,482,940 shares of Class A Common Stock and 2,500,000 shares of Class B Common Stock and no shares of Series A Preferred Stock.

CLASS A COMMON STOCK, CLASS B COMMON STOCK AND SERIES A PREFERRED STOCK

Rights to Dividends and on Liquidation. Each share of Class A Common Stock and Class B Common Stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding Preferred Stock) when and as declared by our Board of Directors, except as stated below under the subheading "Stock Dividends." Upon liquidation, each share of Class A Common Stock and Class B Common Stock is entitled to share equally in our assets available for distribution to the holders of those shares. Any outstanding Preferred Stock would rank senior to the Class A Common Stock and Class B Common Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting--General. All voting power is vested in the holders of Class A Common Stock, Class B Common Stock, and Series A Preferred Stock voting together without regard to class but with votes determined as described below. However, we could in the future create series of Preferred Stock with voting rights equal to or greater than our Class A Common Stock or Class B Common Stock ("Full Voting Preferred Stock").

Each holder of Class A Common Stock is entitled to one vote per share, and each holder of Class B Common Stock is entitled 100 votes per share, except for the election of directors. Each holder of Series A Preferred Stock is entitled to one vote per share, except for the election of directors.

Non-Cumulative Voting Rights. Our Class A Common Stock and Class B Common Stock and Series A Preferred Stock, as well as any Full Voting Preferred Stock we may issue, do not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. Holders of our Class A Common Stock and Class B Common Stock and Series A Preferred Stock, shall vote as one class.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights, or redemption provisions relating to our Class A Common Stock and Class B Common Stock and Series A Preferred Stock and none of the shares carries any liability for further calls. Our Series A Preferred Stock is not convertible into any other securities. We are not obligated to redeem or retire the Series A Preferred Stock.

Ranking. The Series A Preferred Stock ranks senior to the Class A Common Stock and Class B Common Stock with respect to dividends and upon liquidation.

Market Price of the Company’s Common Stock

The price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside its control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of its common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	The Company’s financial position and results of operations;

•	Concern as to, or other evidence of, the market acceptance of the Company’s proposed products or its competitors’ products;

•	Announcements of technological innovations or new products by the Company or its competitors;

•	Foreign governmental regulatory actions;

•	The development of litigation against the Company;

•	Period-to-period fluctuations in the Company’s operating results;

•	Changes in estimates of the Company’s performance by any securities analysts;

•	Possible regulatory requirements on the Company’s business;

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	The depth and liquidity of the market for the Company’s common stock;

•	Investor perceptions of the Company; and

•	General economic and other national conditions.

Anti-Takeover Charter and Bylaw Provisions

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of the Company, including changes a stockholder might consider favorable. In particular, the Company’s certificate of incorporation and bylaws, as applicable, among other things, provides that the Company’s board of directors with the ability to alter its bylaws without stockholder approval and provide for the authorization of our Class B Common Stock with 100 votes per share.

Such provisions may have the effect of discouraging a third-party from acquiring the Company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for the Company’s shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in the Company’s management.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.  The Loev Law Firm, PC, holds no interest in the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Effective September 10, 2007, the client auditor relationship between the Company and Malone & Bailey, PC ("Malone") was terminated by the Company’s Board of Directors. Effective September 10, 2007, the Company engaged GBH CPAs, PC ("GBH") as its principal independent public accountant for the fiscal year ended December 31, 2007. The Company’s financial statements for the years ended December 31, 2005 and 2006 have been re-audited by GBH, and as such, only the consent of GBH is attached to this filing.  In addition, GBH has reviewed our interim financial statements contained herein.

The decision to change accountants was ratified and approved by the Company's Board of Directors on September 21, 2007. Malone's report on the financial statements of the Company for the fiscal years ended December 31, 2005 and December 31, 2006, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles except for concerns about the Company's ability to continue as a going concern.

In connection with the audit of the Company's fiscal years ended December 31, 2005 and December 31, 2006, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased, there were no disagreements between Malone and the Company on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Malone would have caused Malone to make reference to the subject matter of the disagreement in connection with its report on the Company's financial statements.

There have been no reportable events as provided in Item 304(a)(iv)(B) of Regulation S-B during the Company's fiscal years ended December 31, 2005 and December 31, 2006, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased.

The Company has authorized Malone to respond fully to any inquiries of any new auditors hired by the Company relating to their engagement as the Company's independent accountant.

The Company has not previously consulted with GBH regarding either (i) the application of accounting principles to a specific completed or contemplated transaction; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) a reportable event (as provided in Item 304(a)(iv)(B) of Regulation S-B) during the Company's fiscal years ended December 31, 2005 and December 31, 2006, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased. GBH has reviewed the disclosure required by Item 304 (a) before it was filed with the Commission and has been provided an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respects in which it does not agree with the statements made by the Company in response to Item 304 (a). GBH did not furnish a letter to the Commission.

EPAZZ, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Epazz, Inc.
Chicago, IL

We have audited the accompanying balance sheet of Epazz, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of Epazz, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Epazz, lnc. as of December 31, 2006, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Epazz will continue as a going concern. As discussed in Note 2 to the financial statements, Epazz has incurred losses since inception and has a stockholders' deficit at December 31, 2006. Those conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GBH CPAs, PC
Houston, Texas

September 21, 2007

EPAZZ, INC.
BALANCE SHEET
As of December 31, 2006

ASSETS Current Assets - Cash	$5,381
Property and equipment, net of accumulated depreciation of $10,363	1,057
TOTAL ASSETS	$6,438

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES Current Liabilities Accounts payable and accrued liabilities	$7,703
Current portion of note payable	2,842
Loans payable to related parties	49,802
Total current liabilities	60,347

Long-term note payable, net of current portion	5,792
TOTAL LIABILITIES	66,139

STOCKHOLDERS' DEFICIT
Preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares issued and outstanding	-
Common stock, Series A, $0.01 par value, 60,000,000 shares authorized, 39,482,940 shares issued and outstanding	394,829
Common stock, Series B, $0.01 par value, 60,000,000 shares authorized, 2,500,000 shares issued and outstanding	25,000
Additional paid-in capital	1,041,015
Accumulated deficit	(1,520,545)
Total stockholders' deficit	(59,701)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$6,438

See notes to financial statements.

EPAZZ, INC.
STATEMENTS OF OPERATIONS
Years Ended December 31, 2006 and 2005

	2006	2005

Revenue	$11,416	$3,152
Cost of revenue	658	65,231
Gross income	10,758	(62,079)

Operating expenses:
General & administrative	621,689	660,021
Depreciation	2,159	2,097
Total operating expenses	623,848	662,118

Operating income (loss)	(613,090)	(724,197)

Other income (expense):
Interest income	4	1
Interest expense	(5,994)	(2,474)

Other income	91	429
Total other income (expense)	(5,899)	(2,044)

Net loss	$(618,989)	$(726,241)

Basic and diluted net loss per common share	$(0.02)	$(0.02)

Weighted average common shares outstanding	40,061,972	38,809,733

See notes to financial statements.

EPAZZ, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2006 and 2005

	Series A Common Stock		Series B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity (Deficit)

Balance at December 31,2004	37,107,240	$371,072	-	$-	$(129,154)	$(175,315)	$66,603
Common shares issued for cash	34,000	340			8,160		8,500
Common shares issued for services	20,000	200	2,500,000	25,000	604,800		630,000
Net loss						(726,241)	(726,241)
Balance at December 31, 2005	37,161,240	371,612	2,500,000	25,000	483,806	(901,556)	(21,138)
Common shares issued for cash	1,000	10			240		250
Common shares issued for services	2,320,700	23,207			556,969		580,176
Net loss						(618,989)	(618,989)
Balance at December 31, 2006	39,482,940	$394,829	2,500,000	$25,000	$1,041,015	$(1,520,545)	$(59,701)

See notes to financial statements.

EPAZZ, INC.
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(618,989)	$(726,241)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation	580,176	630,000
Depreciation	2,159	2,097
Changes in:
Accounts receivable	-	69,000
Accounts payable and accrued liabilities	4,736	2,114
Net cash used in operating activities	(31,918)	(23,030)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(834)	(407)
Net cash used in investing activities	(834)	(407)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing from debt	8,634	25,500
Repayment of debt	(9,500)	(16,000)
Proceeds from loans payable to related parties	37,001	17,017
Repayment of loans payable to related parties	-	(9,900)
Proceeds from issuance of common stock	250	8,500
Net cash provided by financing activities	36,385	25,117
NET CHANGES IN CASH	3,633	1,680
CASH AT BEGINNING OF PERIOD	1,748	68
CASH AT END OF PERIOD	$5,381	$1,748
Supplemental Disclosures:
Interest paid	$963	$-
Income tax paid	-	-

See notes to financial statements.

EPAZZ, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Epazz, Inc. ("Epazz") was incorporated in Illinois on March 23, 2000. Epazz sells software products.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Revenue Recognition. All revenue is recognized when persuasive evidence of an arrangement exists, the sale is complete, the price is fixed or determinable and collectibility is reasonably assured.

Cash Equivalents. Highly.liquid investments with original maturities of three months or less are considered cash equivalents.

Allowance for Doubtful Accounts. Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts.

Equipment. Equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred. Upon disposition or retirement of equipment, the cost and related accumulated depreciation are removed and any resulting gain or loss is reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which is five years.

Income Taxes. Epazz utilizes the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the value of such assets will be realized.

Earnings Per Share. Basic earnings per share equals net earnings divided by weighted average shares outstanding during the year. Diluted earnings per share include the impact on dilution from all contingently issuable shares, including options, warrants and convertible securities. The common stock equivalents from contingent shares are determined by the treasury stock method. Epazz has incurred net losses for the years ended December 31, 2006 and 2005 and has, therefore, excluded certain securities from the computation of diluted earnings per share as the effect would be anti-dilutive.

Recently Issued Accounting Pronouncements. Epazz does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Epazz results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

As of December 31, 2006, Epazz had an accumulated deficit of $59,701 a working capital deficit of $54,966. In addition, Epazz generated negative cash from operations and had no cash reserve dedicated to fund expenditures. These factors create a substantial doubt as to Epazz' ability to continue as a going concern.

Epazz will require substantial additional funding for continuing research and development, and for the commercialization of its products. Management expects to be able to raise enough funds to meet its working capital requirements through debt and/or equity financing. There is no assurance that Epazz will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to Epazz. The financial statements do not include any adjustments that might be necessary should Epazz be unable to continue as a going concern.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2006:

Description	Life	Amount

Computer equipment	5 years	$11,420
Less: accumulated depreciation		(10,363)
Equipment, net		$1,057

NOTE 4 - DEBT

Epazz had a line of credit with a bank. The line of credit bore interest at prime plus 2.50% and was paid off in May 2006. The line of credit was collateralized by Epazz's assets.

In August 2006, Epazz borrowed $10,000 from a third party. The interest rate on the note is 13.95% and is payable in 36 monthly installments of $342 maturing on August 2, 2009.

NOTE 5 - LOANS PAYABLE TO RELATED PARTIES

Epazz has borrowed from its Chief Executive Officer periodically under a verbal agreement. The loans bear interest at 15% interest and are due on demand. At December 31, 2006, the outstanding balance is $49,802.

NOTE 6 - COMMON STOCK

On July 12, 2005, Epazz increased the number of outstanding Series A common shares from 10,000,000 to 60,000,000 in order to effectuate a stock split on a 20 to 1 basis. The impact of this stock split has been reflected in the accompanying financial statements retroactive to inception.

In July 2005, Epazz sold 34,000 Series A common shares for $8,500.

In July 2005, Epazz issued 20,000 Series A common shares with a value of $5,000 for services.

In May 2005, Epazz issued 2,500,000 Series B common shares with a value of $625,000 to our Chief Executive Officer for past services.

In October 2006, Epazz issued 2,320,700 Series A common shares with a value of $580,176 for services.

In October 2006, Epazz issued 1,000 Series A common shares for $250.

EPAZZ, INC.
BALANCE SHEET
As of June 30, 2007
(unaudited)

ASSETS
Current Assets - Cash	$32,100

Property and equipment, net of accumulated depreciation of $10,776	1,886

TOTAL ASSETS	$33,986

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$12,488
Current portion of note payable	2,486
Loans payable to related parties	70,537
Total current liabilities	85,511

Long-term line of credit	56,000
Long-term note payable, net of current portion	4,099
TOTAL LIABILITIES	145,610

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.01 par value, 20,000,000 shares authorized, no share issued and outstanding	-
Common stock, Series A, $0.01 par value, 60,000,000 shares authorized, 39,482,940 shares issued and outstanding	394,829
Common stock, Series B, $0.01 par value, 60,000,000 shares authorized, 2,500,000 shares issued and outstanding	25,000
Additional paid-in capital	1,041,014
Accumulated deficit	(1,572,467)
Total stockholders’ deficit	(111,624)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$33,986

See notes to financial statements.

EPAZZ, INC.
STATEMENTS OF OPERATIONS
Three and Six Months Ended June 30, 2007 and 2006
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue	$-	$811	$-	$11,666
Cost of revenue		150		508
Gross profit	-	661	-	11,158

Operating expenses:
General & administrative	28,346	5,189	46,731	15,809
Depreciation	104	530	413	1,059
Total operating expenses	28,450	11,149	47,144	16,868

Operating income (loss)	(28,450)	(652)	(47,144)	(5,710)

Other income (expense):
Interest income	3	1	6	1
Interest expense	(2,359)	(1,569)	(4,785)	(2,401)
Other income	-	92	-	92
Total other income (expense)	(2,356)	(1,476)	(4,779)	(2,308)

Net loss	$(30,806)	$(6,534)	$(51,923)	$(8,018)

Basic and diluted net loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average common shares outstanding	41,982,940	37,161,240	41,982,940	37,161,240

See notes to financial statements.

EPAZZ, INC.
STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2007 and 2006
(unaudited)

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(51,923)	$(8,018)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	413	1,059
Changes in:
Accounts payable and accrued liabilities	4,785	1,243
Net cash used in operating activities	(46,725)	(5,716)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(1,242)	-
Net cash used in investing activities	(1,242)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	-	5,972
Repayment of notes payable	(2,049)	(9,155)
Proceeds from borrowings on line of credit	56,000	-
Repayment of line of credit	-	(9,500)
Proceeds from loans payable to related parties	22,535	16,683
Repayment of loans payable to related parties	(1,800)	-
Net cash provided by financing activities	74,686	4,000

NET CHANGE IN CASH	26,719	(1,716)

CASH AT BEGINNING OF PERIOD	5,381	1,748

CASH AT END OF PERIOD	$32,100	$32

Supplemental Disclosures:
Interest paid	$-	$-
Income tax paid	-	-

See notes to financial statements.

EPAZZ, INC.
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Epazz, Inc., an Illinois corporation, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in this prospectus. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the fiscal year 2006, as reported in this prospectus, have been omitted.

NOTE 2 - GOING CONCERN

As of June 30, 2007, Epazz had an accumulated deficit of $1,572,467 and a working capital deficit of $53,411. In addition, Epazz has not generated any cash from operations and had no cash reserve dedicated to fund expenditures. These factors create a substantial doubt as to Epazz' ability to continue as a going concern.

Epazz will require substantial additional funding for continuing research and development, obtaining regulatory approval and for the commercialization of its products. Management expects to be able to raise enough funds to meet its working capital requirements through debt and/or equity financing. There is no assurance that Epazz will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to Epazz. The financial statements do not include any adjustments that might be necessary should Epazz be unable to continue as a going concern.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 2007:

Description	Life	Amount
Computer equipment	5 years	$12,662
Less: accumulated depreciation		(10,776)
Equipment, net		$1,886

NOTE 4 - LINE OF CREDIT

On June 5, 2007, Epazz obtained a line of credit of $100,000 from a bank. The outstanding balance on the line of credit bears interest at prime plus 4.5% (12.75% at June 30, 2007) and expires on July 5, 2010. Interest is due monthly beginning on July 5, 2007. Combined equal installments of principal and interest are to be paid monthly beginning July 5, 2010 until June 5, 2014.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

As authorized by the Illinois Business Corporation Act of 1983, the Bylaws of EPAZZ provide that EPAZZ shall indemnify directors and officers against liability they may incur as a director or officer, provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of EPAZZ and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of EPAZZ, EPAZZ shall indemnify such officer or director for expenses, provided that no indemnification will be made to a person adjudged to have been liable to EPAZZ unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses. Any indemnification shall be made by EPAZZ only as authorized upon determination that indemnification of the officer or director is proper because he or she has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors not a party to the action, or (ii) if a quorum is not available, or if a quorum of disinterested directors directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

The Bylaws also provide that expenses incurred by an officer or director in defending a civil or criminal action shall be paid in advance of the final disposition of such action upon receipt of an undertaking by such officer or director to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

Item 25.  Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$73
Transfer Agent Fees	3,500	*
Accounting fees and expenses	16,000	*
Legal fees and expenses	30,000	*
Miscellaneous	3,000	*

Total	$52,573	*

* Estimates.

Item 26.  Recent Sales of Unregistered Securities

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On March 1, 2004, we issued 21,200 shares of our Class A Common Stock to Vivienne Passley and 324,000 shares of our common stock to Fay Passley at a split adjusted price of $.031 per share.

On December 1, 2004, we issued a total of 2,065,920 shares of our Class A Common Stock to the following individuals: (i) 838,700 shares of our Class A Common Stock to Vivienne Passley; (ii) 324,000 shares of our Class A Common Stock to Fay Passley; and, (iii) 903,220 shares of our Class A Common Stock to L & F Lawn Service, Inc. at a split adjusted price of $.031 per share.

On April 1, 2005, we issued 2,500,000 shares of Series A Preferred Stock to our Chief Executive Officer, Shaun Passley, in consideration of services rendered from 2000 to 2005.  The shares of Series A Preferred Stock were converted into 2,500,000 shares of Series B Common Stock in March 2006.

On October 30, 2006 we issued 1,000 shares of our Class A Common Stock to Margaret Marshall at a price of $.25 per share. Such shares were issued pursuant to a Stock Purchase Agreement and were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

On July 20, 2005, we issued 20,000 shares to Scott Seawell for sales consultant services.

On October 30, 2006, we issued a total of 2,320,700 shares to thirteen individuals/entities for services rendered to us as set forth below. These shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

1.	Lynx Consulting Group, Inc., a privately held public relations company - 500,000 Class A Common Shares issued in consideration for marketing services.
2.	Craig Passley - 100,000 Class A Common Shares were issued for acting as our Corporate Secretary.
3.	Falcon Financial Consulting, LLC, a privately held financial services company - 500,000 Class A Common Shares issued in consideration for marketing services.
4.	Intelective Communications, Inc., a privately held marketing company - 200,000 Class A Common Shares issued in consideration for marketing services.
5.	Alvaro Liceaga - 100 Class A Common Shares issued in consideration for marketing services.
6.	Island Capital Management, LLC, a privately held company - 20,000 Class A Common Shares issued in consideration for acting as the transfer agent of EPAZZ Inc.
7.	Greg Gniadek - 100 Class A Common Shares issued in consideration for marketing services.
8.	Charles Ince - 100 Class A Common Shares issued in consideration for marketing services.
9.	Ramsey Batmangelich - 100 Class A Common Shares issued in consideration for marketing services.
10.	Edward Liceaga - 100 Class A Common Shares issued in consideration for marketing services.
11.	Justin Ederle - 100 Class A Common Shares issued in consideration for marketing services.
12.	Rich Gardner - 100 Class A Common Shares issued in consideration for marketing services.
13.	Netkode Solutions (P) Limited, a privately held software development company - 100,000 Class A Common Shares issued in consideration for product development services.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. Each offering was not a “public offering” as defined in Section4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, each shareholder had the necessary investment intent as required by Section 4(2) since each agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. Furthermore, each investor received a copy of our business plan and was, in the reasonable belief of our  Chief Executive Officer, a sophisticated investor as defined under Rule 506(b)(2)(ii) of the Securities Act of 1933, as amended. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we believe we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In July 2005, we completed a Regulation D Rule 504 offering in which we issued a total of 18,000 shares of our Class A Common Stock to a total of 11 investors at a price per share of $.25 for an aggregate offering price of $4,500.

The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Shareholder	Number of Shares Purchased

Patricia Reid	2,000
Ms. Reid immediately gifted 1,500 shares to the following parties in the following amounts:
Allyson Kaegi	500
Janice Stielow	500
Sharon Evans	500

Faye Ann Passley	2,500
Ms. Passley immediately gifted all 2,500 of the shares to the following parties in the following amounts:
Lloyd Passley	500
Craig Passley	500
Stacy Harvey	500
Dianne Harvey	500
Elderham Braham	500

Shareholder	Number of Shares Purchased

Ray Kennedy	500

Courtney Hay	1,000
Ms. Hay immediately gifted all 1,000 of the shares to the following parties in the following amounts:
Gordie Hay	500
Nicholas Hay	500

IT Business Solutions Group, Inc.(1)	500
Carl Hay	500

Susan Berkun	1,000
Ms. Berkun immediately gifted 1,000 of the shares she purchased to the following parties in the following amounts:
Penny Berkun	500
Emliy Carrara	500

Vivienne Passley	5,000
Ms. Passley immediately gifted all 5,000 of the shares to the following parties in the following amounts:
Edith Moore	1,000
Faye Ann Passley	500
Olga Passley	500
Marie Pindling	500
Gregory Johnson	500
Robert Johnson	500
Margaret Marshall	500
Phil Marshall	500
Paul Marshall	500

Yvonne Brown	2,000
Nevelle Brown	2,000

(1) The shares sold to IT Business Solutions Group, Inc. (“IT”) were paid for by Shaun Passley, our Chief Executive Officer.  As a result, Mr. Passley beneficially owns the shares held in the name of IT, which company no longer exists.

The Class A Cmmon Stock issued in our Regulation D Rule 504 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 504 of Regulation D of the Securities Act of1L933, as amended. Accordingly, these shares qualified for exemption under the Rule 504 exemption for this offering since it met the following requirements as set forth in Rule 504:

(A) No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares;

(B) Each investor received a copy of our private placement memorandum. The aggregate offering price of the offering was less than $1,000,000;

(C) Our management was available to answer any questions by prospective purchasers;

(D) Shares issued in connection with this offering were restricted under Rule 4(2) and certificates indicating ownership of such shares bore the appropriate legend.

Please note that pursuant to Rule 504, all shares purchased in the Regulation D Rule 504 offering completed in July 2005 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities.

Item 27. Exhibits.

3.1(1)	Articles of Incorporation (filed March 23, 2000)

3.2(1)	Articles of Amendment (filed April 5, 2005)

3.3(1)	Articles of Amendment (filed July 12, 2005)

3.4(1)	Articles of Amendment (filed March 2, 2006)

3.5(1)	Statement of Change of Registered Agent (filed January 12, 2006)

3.6(1)	Articles of Amendment (filed May 17, 2006)

3.7(1)	Amended and Restated By-Laws

4.1(1)	Specimen Stock Certificate

5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

10.1(2)	Form of Subscription Agreement of July 2005 Private Placement.

10.2*	Promissory Note with Faye Passley

10.3*	Promissory Note with L & F Lawn Service, Inc.

10.4*	Promissory Note with Shaun Passley

23.1*	Consent of GBH CPAs, PC

23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

* Filed herewith.

(1)	Filed as an Exhibit to our Form SB-2, filed with the Commission on December 4, 2006, and incorporated herein by reference.
(2)	Filed as an Exhibit to our Form SB-2A, filed with the Commission on May 11, 2007, and incorporated herein by reference.

Item 28. Undertakings

(a) The undersigned small business issuer hereby undertakes to:

(1) File, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i)Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2)
    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

      (iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

                (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                (c) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois, on the 24th day of September, 2007.

Date: September 24, 2007	By:	/s/ Shaun Passley
Name: Shaun Passley
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Shaun Passley	Chief Executive Officer, President and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	September 24, 2007
Shaun Passley

INDEX TO EXHIBITS

3.1(1)	Articles of Incorporation (filed March 23, 2000)

3.2(1)	Articles of Amendment (filed April 5, 2005)

3.3(1)	Articles of Amendment (filed July 12, 2005)

3.4(1)	Articles of Amendment (filed March 2, 2006)

3.5(1)	Statement of Change of Registered Agent (filed January 12, 2006)

3.6(1)	Articles of Amendment (filed May 17, 2006)

3.7(1)	Amended and Restated By-Laws

4.1(1)	Specimen Stock Certificate

5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

10.1(2)	Form of Subscription Agreement of July 2005 Private Placement.

10.2*	Promissory Note with Faye Passley

10.3*	Promissory Note with L & F Lawn Service, Inc.

10.4*	Promissory Note with Shaun Passley

23.1*	Consent of GBH CPAs, PC

23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

* Filed herewith.

(1)	Filed as an Exhibit to our Form SB-2, filed with the Commission on December 4, 2006, and incorporated herein by reference.
(2)	Filed as an Exhibit to our Form SB-2A, filed with the Commission on May 11, 2007, and incorporated herein by reference.